SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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VA Software Corporation
(Name of Registrant as Specified in its Charter)

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__________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 6, 2006
__________________________

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VA Software Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, December 6, 2006 at 9:00 a.m., local time, at the Company’s principal executive offices located at 46939 Bayside Parkway, Fremont, CA 94538, for the following purposes:

1.	To elect two (2) Class I directors to serve for a three year term and until their successors are duly elected and qualified (Proposal One);

2.	To ratify the appointment of Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2007 (Proposal Two); and

3.	To transact such other business as may properly be brought before the meeting or any adjournment(s) thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on October 9, 2006 are entitled to notice of and to vote at the meeting.

Fremont, California	Sincerely,
October 30, 2006

Jay Seirmarco
Secretary

YOUR VOTE IS IMPORTANT

This Proxy Statement is furnished in connection with our solicitation of proxies, on behalf of the Board of Directors, for the 2006 Annual Meeting of Stockholders. The Proxy Statement and the related proxy form are being distributed on or about October 30, 2006. You can vote your shares using one of the following methods:

  Vote through the Internet at the web site shown on the proxy card;
  Vote by telephone using the toll-free number shown on the proxy card;
  Vote by mail by completing and returning a written proxy card; or
  Attend our 2006 Annual Meeting of Stockholders and vote in person.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Standard Time, on December 5, 2006. Internet and telephone voting are available 24 hours per day; if you vote via the Internet or telephone, you do not need to return a proxy card.

All stockholders are cordially invited to attend the meeting, however, to ensure your representation at the meeting, you are urged to vote via the Internet or telephone, or mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has voted via the Internet or telephone, or returned a proxy card.

VA SOFTWARE CORPORATION
46939 Bayside Parkway
Fremont, California 94538

________________________

PROXY STATEMENT
________________________

INFORMATION CONCERNING SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the Board of Directors of VA Software Corporation (the “Company”) for use at our Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s principal executive offices located at 46939 Bayside Parkway, Fremont, California 94538, on Wednesday, December 6, 2006, at 9:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our telephone number is (510) 687-7000.

     Our Annual Report on Securities and Exchange Commission (“SEC”) Form 10-K, containing financial statements for the fiscal year ended July 31, 2006 (“Fiscal Year 2006”), is being mailed together with these proxy solicitation materials to all stockholders entitled to vote. This Proxy Statement, the accompanying Proxy and our Annual Report on Form 10-K were first mailed on October 30, 2006 to all stockholders entitled to vote at the Meeting.

     STOCKHOLDERS MAY RECEIVE A COPY OF THE COMPANY’S 2006 FORM 10-K, NOT INCLUDING EXHIBITS, AT NO CHARGE. IF YOU PREFER A COPY OF THE 2006 FORM 10-K INCLUDING EXHIBITS, YOU WILL BE CHARGED A REASONABLE FEE (WHICH SHALL BE LIMITED TO OUR REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS). REQUESTS FOR COPIES MUST BE MADE BY SENDING A WRITTEN REQUEST TO VA SOFTWARE CORPORATION, 46939 BAYSIDE PARKWAY, FREMONT, CALIFORNIA 94538, ATTN: INVESTOR RELATIONS.

Record Date and Share Ownership

     Stockholders of record at the close of business on October 9, 2006 (which we will refer to as the “Record Date” throughout this Proxy Statement) are entitled to notice of and to vote at the Meeting and at any adjournment(s) thereof. We have one series of stock issued and outstanding, designated as Common Stock, $0.001 par value per share, and one series of undesignated Preferred Stock, $0.001 par value per share. As of the Record Date, 250,000,000 shares of our Common Stock were authorized and 65,724,337 shares of our Common Stock were issued and outstanding. As of the Record Date, 10,000,000 shares of our Preferred Stock were authorized and no shares of our Preferred Stock were outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it as follows:

1.	Delivering to us at our principal offices (Attention: Investor Relations) a written notice of revocation before such proxy is used; or

2.	Delivering subsequent proxy instructions as follows:

—

By Phone: Use the toll free telephone number provided on the proxy card to vote again prior to 11:59 p.m. EST on December 5, 2006 (specific instructions for using the telephone voting system are on the proxy card);

—

By Internet: Use the Internet voting site listed on the proxy card to vote again prior to 11:59 p.m. EST on December 5, 2006 (specific instructions for using the Internet voting system are on the proxy card);

	—	By Mail: Sign, date and mail another proxy card bearing a later date and deliver such proxy card to our principal offices (Attention: Investor Relations) prior to the use of the original proxy; or

	—	In Person: Attend the Meeting and vote your shares in person.

Voting

     On all matters, each stockholder shall be entitled to one vote for each share of the Company’s capital stock held by such stockholder. With respect to the election of directors pursuant to “Proposal One — To Elect two (2) Class I Directors To Serve For A Three Year Term And Until Their Successors Are Duly Elected And Qualified — Vote Required,” directors will be elected by a plurality vote of the shares of our Common Stock present or represented and entitled to vote on this matter at the Meeting. With respect to “Proposal Two — To ratify the appointment of Stonefield Josephson, Inc. as the Company’s Independent Registered Public Accountants For the Fiscal Year Ending July 31, 2007”, if a quorum is present and voting, the affirmative vote of the votes cast is needed to ratify the appointment of Stonefield Josephson, Inc. as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for our fiscal year ending July 31, 2007 (“Fiscal Year 2007”).

Solicitation of Proxies

     We will bear the cost of soliciting proxies. We may, upon request, reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

Quorum; Abstentions; Broker Non-Votes

     Votes cast by proxy or in person at the Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be one of our employees. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the Meeting.

     The Inspector will treat shares that are voted WITHHELD or ABSTAIN, or “broker non-votes,” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. “Broker non-votes” will not be counted for purposes of determining the number of Votes Cast with respect to a particular proposal. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for (i) the election of the nominees for directors set forth herein; (ii) the ratification of Stonefield Josephson, Inc. as our independent registered public accounting firm for Fiscal Year 2007; and (iii) such other business as may properly come before the Meeting or any adjournment thereof in the discretion of the proxy holder.

     If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be considered as Votes Cast with respect to that matter.

Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders that are intended for inclusion in our proxy statement relating to our 2007 Annual Meeting of Stockholders must be received by us at our principal executive offices at 46939 Bayside Parkway, Fremont, CA 94538, Attention: General Counsel, not later than June 30, 2007 and must satisfy the conditions established by the SEC and our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting. Stockholder proposals that are not intended to be included in our proxy materials for such meeting but that are intended to be presented by the stockholder from the floor are subject to the advance notice procedures described below under “Transaction of Other Business.”

Shareholder Information

     If you share an address with another shareholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy materials) unless you have previously provided contrary instructions. If you wish to receive a separate set of proxy materials, please request additional copies by contacting us at VA SOFTWARE CORPORATION, 46939 BAYSIDE PARKWAY, FREMONT, CALIFORNIA 94538, ATTN: INVESTOR RELATIONS.

     Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may contact us at the address above to request that only a single copy be delivered in the future.

Transaction of Other Business

     As of the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Meeting is as set forth in this Proxy Statement. If any other matter or matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their discretion. By signing the proxy card, you are granting the persons named in the proxy such discretion.

     Any stockholder may present a matter from the floor for consideration at a meeting so long as certain procedures are followed. Under our bylaws, as amended, in order for a matter to be deemed properly presented by a stockholder for consideration at this year’s Meeting, timely notice must have been delivered to, or mailed and received by, us not later than 120 days nor more than 150 days before November 2, 2006, the one-year anniversary of the month and day that our proxy statement was released to the stockholders in connection with last year’s annual meeting. The stockholder’s notice must set forth, as to each proposed matter, the following: (a) the name and address of the stockholder proposing such business; (b) a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy to introduce the business specified in the notice; (c) if the proposal is for the nomination of directors, a description of all arrangements or understandings between the stockholder and the nominee(s) pursuant to which the nomination(s) are to be made by the stockholder; (d) such other information regarding the proposal as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), had the matter been proposed by our Board of Directors; and (e) if the proposal is for the nomination of directors, the consent of each nominee to serve as a director. The chairman of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth, as of October 9, 2006, certain information with respect to the beneficial ownership of our Common Stock by (i) any person, known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) each of our directors and each nominee seeking to become one of our directors, (iii) each of our executive officers and former executive officers named in the Summary Compensation Table appearing herein, and (iv) all of our current executive officers and directors as a group. The number and percentage of shares beneficially owned are based on the aggregate of 65,724,337 shares of Common Stock outstanding as of October 9, 2006. We do not know of any arrangements, including any pledge of our securities by any person, the operation of which may at a subsequent date result in a change of control of the Company.

		Percent
	Number of	of Common
Names and Addresses of Beneficial Owners(1)	Shares	Stock Outstanding
Larry M. Augustin(2)	3,144,687	4.7%
Ali Jenab(3)	2,364,050	3.5%
Darryll E. Dewan(4)	955,183	1.4%
Carl Redfield(5)	356,669	*
Andrew Anker(6)	126,333	*
David B. Wright(7)	115,000	*
Robert M. Neumeister, Jr.(8)	105,000	*
Andre Boisvert(9)	95,000	*
Ram Gupta(10)	25,834	*
Patricia S. Morris(11)	20,000	*
Richard J. Marino, Jr.(12)	20,000	*
Kathleen R. McElwee(13)	0	*
Colin Bodell(13)	0	*
All current directors and officers as a group (11 persons)(14)	7,327,756	10.5%
____________________

*	Represents less than 1% of the outstanding shares Common Stock.
(1)	Unless otherwise indicated, the address of each officer, director or 5% stockholder is c/o VA Software Corporation, Attention: Stock Plan Manager, 46939 Bayside Parkway, Fremont, California 94538.
(2)

Includes 213,000 shares owned by Mr. Augustin’s wife and 1,700 shares owned by Mr. Augustin’s father. Also includes 849,999 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.

(3)	Includes 262,500 shares of restricted stock under the Company’s 1998 Stock Plan and 2,101,550 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(4)	Includes 137,500 shares of restricted stock granted under the Company’s 1998 Stock Plan and 813,183 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(5)	Includes 175,000 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(6)	Includes 73,333 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(7)	Represents 115,000 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(8)	Represents 105,000 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(9)	Represents 95,000 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(10)	Represents 25,834 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(11)

Represents 20,000 shares of restricted stock granted under the Company’s 1998 Stock Plan. Ms. Morris does not possess any shares subject to options that are exercisable within sixty (60) days of October 9, 2006.

(12)	Represents 20,000 shares of restricted stock granted under the Company’s 1998 Stock Plan. Mr. Marino does not possess any shares subject to options that are exercisable within sixty (60) days of October 9, 2006.
(13)

Ms. McElwee is a former executive officer of the Company. She resigned her position and terminated her employment with the Company in June 2006. Mr. Bodell is a former executive officer of the Company. He resigned his position and terminated his employment with the Company in April 2006.

(14)

Includes the shares beneficially owned by our current directors and officers set forth on the above table as well as 4,353,899 shares subject to options that are exercisable within sixty (60) days of October 9, 2006.

PROPOSAL ONE

     TO ELECT TWO (2) CLASS I DIRECTORS TO
SERVE FOR A THREE YEAR TERM OR UNTIL THEIR
SUCCESSORS ARE DULY ELECTED AND QUALIFIED

     Our Board of Directors has eight authorized directors and currently consists of eight members. We have a classified Board of Directors, which is divided into three classes, each with terms expiring at different times. The three classes are currently comprised of the following directors:

—	Class I consists of Larry M. Augustin and Andre Boisvert, who will serve until the annual meeting of stockholders to be held in 2006;

—	Class II consists of Andrew Anker, Ram Gupta and Carl Redfield, who will serve until the annual meeting of stockholders to be held in 2007; and

—	Class III consists of Ali Jenab, Robert M. Neumeister, Jr., and David B. Wright, who will serve until the annual meeting of stockholders to be held in 2008.

     At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees

     The term of the two Class I directors, Messrs. Augustin and Boisvert, will expire on the date of the Meeting. On September 27, 2006 and October 3, 2006, respectively, Messrs. Boisvert and Augustin notified the Board of Directors that they would not be standing for re-election when their term expires at the Meeting.

     On October 3, 2006, the Nominating Committee, which is comprised of Messrs. Anker, Gupta and Redfield, recommended, and the Board of Directors subsequently determined, that it is in the best interests of the Company to reconstitute the Board of Directors immediately following the expiration of the term of the Class I directors and immediately prior to the election of Class I directors at the Meeting to: (i) reduce the authorized number of members of the Board from eight (8) to six (6) pursuant to Section 3.2 of the Company’s Bylaws; (ii) reduce the size of each Class of the Board of Directors from three (3) members to two (2) members; (iii) re-assign Mr. Jenab from a Class III director to a Class I director and Mr. Gupta from a Class II director to a Class I director, in order to distribute membership evenly between the three classes; and (iv) appoint Mr. Gupta as Chairman of the Board.

     In accordance with the foregoing, the nominees for election by the stockholders to the two (2) Class I director positions are:

—	Ali Jenab; and

—	Ram Gupta.

     We are not aware of any reason that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a Class I director at the Meeting will continue until our annual meeting of stockholders held in 2009 or until a successor has been elected and qualified. There are no arrangements or understandings between any of our directors or executive officers and any other person pursuant to which he or she is or was to be selected as one of our directors or officers.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the two nominees named above, each of whom is currently one of our directors. Each nominee has consented to be named a nominee in the proxy statement and to continue to serve as a director if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed above as possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.

Vote Required

     Directors will be elected by a plurality vote of the shares of our Common Stock present or represented and entitled to vote on this matter at the Meeting. Accordingly, the two (2) candidates receiving the highest number of affirmative votes of shares represented and voting on this proposal at the Meeting will be elected directors of the Company. Votes withheld from a nominee and broker non-votes will be counted for purposes of determining the presence or absence of a quorum but, because directors are elected by a plurality vote, will have no legal effect on the election of directors once a quorum is present. See “Information Concerning Solicitation And Voting — Quorum; Abstentions; Broker Non-Votes.”

Information About The Directors, Nominees And Executive Officers

     The following table sets forth for each of our current Class I Directors, Class II Directors, Class III Directors and executive officers, their ages and present positions with the Company as of the Record Date.

Name	Age	Position
Executive Officers
Ali Jenab	43	President, Chief Executive Officer and Class III Director
Darryll E. Dewan	55	Group President, SourceForge Enterprise Software
Richard J. Marino, Jr	57	Group President, OSTG, Inc.
Patricia S. Morris	42	Senior Vice President and Chief Financial Officer
Directors
Larry M. Augustin	44	Chairman and Class I Director
Andrew Anker(1) (3)	41	Class II Director
Andre Boisvert(1)	53	Class I Director
Ram Gupta(2) (3)	44	Class II Director
Robert M. Neumeister, Jr.(2)	56	Class III Director
Carl Redfield(2) (3)	59	Class II Director
David B. Wright(1)	55	Class III Director
____________________

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating Committee.

     There is no family relationship between any of our directors or executive officers.

     Ali Jenab has served as our Chief Executive Officer and President since July 2002 and as a member of our Board of Directors since June 2001. Mr. Jenab was our President and Chief Operating Officer from February 2001 until July 2002. From August 2000 through February 2001, Mr. Jenab served as Senior Vice President and General Manager of our Systems Division. From 1983 through August 2000, Mr. Jenab held various positions at Amdahl Corporation, a provider of high-end integrated computing solutions. From October 1999 through August 2000, Mr. Jenab was group president of Amdahl’s technology division. From October 1998 through October 1999, Mr. Jenab was Amdahl’s vice president of strategic business, and from January 1997 through October 1998, Mr. Jenab was vice president of worldwide marketing. From July 1995 through January 1997, Mr. Jenab was director of marketing at Amdahl. Mr. Jenab is a member of the board of directors of Tower Automotive Inc.

     Richard J. Marino, Jr. has served as Group President, OSTG, Inc. since May 2006. From February 2004 to May 2006, Mr. Marino served as president and chief executive officer of Trinity Learning Corporation (“Trinity”), a provider of technology-enabled learning and certification solutions. Mr. Marino served as Trinity’s chief operating officer from May 2004 through January 2004. From August 2003 to February 2004, Mr. Marino served as vice president, publisher at Dowden Health Media, Inc., a media provider of health communications to consumers and physicians. From June 2001 to July 2003, Mr. Marino served as managing partner of The Management Group, LLC, a business services organization. From April 2001 to October 2001, Mr. Marino was chief executive officer of Standard Media International, the publisher of “The Industry Standard,” a news magazine.

     Darryll E. Dewan has served as our Group President, SourceForge Enterprise Software, since August 2005. Mr. Dewan served as our Executive Vice President of Worldwide Field Operations from January 2004 until August 2005, and as our Executive Vice President of Worldwide Sales from October 2003 through December 2003. From August 2003 through September 2003, Mr. Dewan was a private investor. From January 2003 through July 2003, Mr. Dewan was vice president of global account sales for QAD, Inc., a provider of enterprise resource planning (ERP) software applications. From November 2002 through January 2003, Mr. Dewan served as president of global alliances and strategic accounts for i2 Technologies, Inc. (“i2”), a provider of supply chain management software and services. From July 2002 through November 2002, Mr. Dewan served as i2’s executive vice president of global alliances and strategic accounts. From April 2002 through July 2002, Mr. Dewan served as i2’s president of national account division sales. From December 2000 through April 2002, Mr. Dewan served as i2’s senior vice president of national account division sales.

     Patricia S. Morris has served as Senior Vice President and Chief Financial Officer since July 2006. From June 2004 to June 2006, Ms. Morris served as vice president, finance of IGN Entertainment, Inc., a unit of Fox Interactive Media, Inc., an Internet media and services provider focused on the videogame and entertainment enthusiast markets. From April 2004 to June 2004, Ms. Morris served as vice president, finance of Liberate Technologies (“Liberate”), a provider of software for digital cable television systems. From December 2003 to April 2004, Ms. Morris also performed consulting services for Liberate. From December 2002 to April 2004, Ms. Morris was chief accounting officer at Sagent Technology, Inc. (“Sagent”), a business intelligence solutions provider. Ms. Morris joined Sagent in August 2001 as director, sales operations. From February 2000 to July 2001, Ms. Morris served as director, external reporting and Americas controller at XACCT Technologies, Inc., a developer of business infrastructure software solutions.

     Larry M. Augustin, one of our founders, served as our Chief Executive Officer from March 1995 until July 2002 and has been a member of our Board of Directors since March 1995. From March 1995 through January 2001, Mr. Augustin also served as our President. Mr. Augustin has served as Chairman of our Board of Directors since October 2001. Mr. Augustin is currently an independent angel investor and consultant focusing on early-stage privately-held open source companies. From January 2005 through October 2005, Mr. Augustin served as chief executive officer of Medsphere Systems Corporation. From January 2003 until January 2005, Mr. Augustin was a venture partner at Azure Capital Partners, a venture capital firm, where he specialized in software, systems, and related IT infrastructure technologies. From August 2002 through December 2002, Mr. Augustin was a private investor. Mr. Augustin is a director of the Open Source Development Lab, Inc., a non-profit industry consortium whose mission is to accelerate the growth and adoption of Linux in the enterprise. Mr. Augustin serves on the boards of directors of privately held companies ComPiere, Inc., Fonality, Hyperic, Inc., Medsphere Systems Corporation, Pentaho Corporation, SugarCRM, Inc., and XenSource, Inc. Previously he served as a director of JBoss, Inc., which was acquired by Red Hat, Inc. in June 2006.

     Andrew Anker has served on our Board of Directors since September 2004. Mr. Anker has served as Six Apart Limited (“Six Apart”)’s executive vice president of corporate development since June 2004 and the general manager of its Vox product since February 2006. Six Apart is a provider of personal publishing systems and services. From July 2003 through May 2004, Mr. Anker was a private investor. From March 1999 through June 2003, Mr. Anker was a general partner with August Capital, a venture capital fund focused on investing in early-stage technology companies. Mr. Anker served as a member of the board of directors of ImproveNet, Inc. from March 1999 until December 2002.

     Andre Boisvert has served on our Board of Directors since March 2002. In October 2004, Mr. Boisvert co-founded Pentaho Corporation (“Pentaho”), an Open Source business intelligence company, and since October 2004 has served as Pentaho’s chairman. From April 2001 until April 2004, Mr. Boisvert served on the board of directors of Sagent Technology, Inc. (“Sagent”), a provider of business intelligence software. Mr. Boisvert was elected chairman of Sagent’s board of directors in January 2002. From July 2002 until April 2004, Mr. Boisvert served as Sagent’s interim chief executive officer. Since February 2002, Mr. Boisvert has been a partner in a European holding company, Corporate Application Services Holding A/S, which owns software and services companies throughout Europe and the United States. From January 2000 through February 2001, Mr. Boisvert served as president and chief operating officer of SAS Institute, Inc., a provider of business-intelligence software and services. Mr. Boisvert serves on the board of directors of SlickEdit Inc., Pentaho Corporation, Palamida, Inc., and ComPiere, Inc.

     Ram Gupta has served on our Board of Directors since February 2002. Since January 2006, Mr. Gupta has served as president and chief executive officer of Cast Iron Systems, a vendor of application integration appliances. From November 2004 until December 2005, Mr. Gupta was a private investor. From August 2000 through October 2004, Mr. Gupta served as executive vice president, products and technology for PeopleSoft, Inc., a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was senior vice president and general manager for Healtheon|WebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Mr. Gupta is a member of the board of directors of S1 Corporation, Accruent, Inc., ComPiere, Inc., and Plateau Systems.

     Robert M. Neumeister, Jr., has served on our Board of Directors since June 2001. Since April 2006, Mr. Neumeister has served as executive vice president and chief financial officer of Linux Networx, Inc., a provider of Linux supercomputing technology. From November 2005 through March 2006, Mr. Neumeister was a private investor. From January 2003 through October 2005, Neumeister served as chief financial officer for Dex Media, Inc., a company providing local and national advertisers with directory, Internet and direct marketing solutions. From September 2001 through December 2002, Mr. Neumeister served as chief financial officer for Myriad Proteomics, Inc., a company engaged in mapping the human proteome. From July 2001 through September 2001, Mr. Neumeister was a private investor. Mr. Neumeister was chief financial officer of Aerie Networks, Inc., a telecommunications network company, from January 2000 through June 2001. Mr. Neumeister served as vice president and director of finance of Intel Corporation, a leading supplier of microprocessors used in the computing and communications industries, from December 1998 through December 1999. Mr. Neumeister is a member of the board of directors of Symmetricom, Inc. and Covad Communications Group.

     Carl Redfield has served on our Board of Directors since October 1998. Since September 2004, Mr. Redfield has served as senior vice president, New England executive sponsor, of Cisco Systems, Inc. (“Cisco”), a provider of Internet Protocol-based (IP) networking solutions. From February 1997 through September 2004, Mr. Redfield served as Cisco’s senior vice president, manufacturing and logistics. From September 1993 until February 1997, Mr. Redfield was vice president of manufacturing of Cisco. Mr. Redfield is a member of the board of directors of Cincinnati Bell Inc. and Infinera.

     David B. Wright has served on our Board of Directors since December 2001. Since June 2006, Mr. Wright has served as chief executive officer for Verari Systems, Inc., a developer of platform-independent blade servers and storage systems. From August 2004 through May 2006, Mr. Wright served as executive vice president, office of the chief executive officer, strategic alliances and global accounts, for EMC Corporation (“EMC”), a provider of products, services, and solutions for information storage and management. From October 2003 until August 2004, Mr. Wright served as an EMC executive vice president and president of EMC’s Legato Systems division, which develops, markets and supports enterprise class storage software products and services. From October 2000 until its acquisition by EMC in October 2003, Mr. Wright served as president and chief executive officer of Legato Systems, Inc. (“Legato”). Mr. Wright joined Legato following a thirteen-year career with Amdahl Corporation, a provider of high-end integrated computing solutions, where he served as president and chief executive officer from September 1997 through September 2000. Mr. Wright serves on the board of directors of ISO Properties, Inc., Verari Systems, Inc., and Advanced Micro Circuits Corporation.

Director Compensation

     We reimburse our directors who are not officers or employees for expenses incurred in attending any Board of Directors or committee meetings. Directors who are also our officers or employees are not reimbursed for expenses incurred in attending Board of Directors or committee meetings.

     On June 8, 2005, our Board of Directors approved an updated policy for independent, non-employee Board member compensation based on recommendations from the Company’s compensation committee of the Board (the “Compensation Committee”). The policy offers a total compensation package that the Board believes is commensurate with other similarly-situated public companies and aligns director and shareholder interests. Each non-employee director now receives an annual retainer of $12,000, $2,500 for in-person attendance throughout regularly-scheduled Board meetings and $1,250 for telephonic participation throughout regularly-scheduled Board meetings. The chairperson of the Company’s audit committee of the Board (the “Audit Committee”) receives an annual retainer of $7,500, Audit Committee members receive an annual retainer of $3,000 and Audit Committee members receive $1,500 for in-person attendance or telephonic participation throughout regularly-scheduled Audit Committee meetings. The chairperson of the Company’s Compensation Committee receives an annual retainer of $5,000 and Compensation Committee members receive an annual retainer of $1,000. The chairperson of VA’s nominating committee of the Board (the “Nominating Committee”) receives an annual retainer of $2,500 and Nominating Committee members receive an annual retainer of $500.

     Our non-employee directors are eligible to participate in our 1999 Director Option Plan (the “Director Plan”). Under the Director Plan, each non-employee director who joins our Board of Directors will automatically receive a grant of an option to purchase 80,000 shares of our Common Stock on the date on which such person becomes a director. The shares subject to the options granted to non-employee directors vest over a three year period following the date of grant with one quarter of the total number of shares subject to the options vesting on the date of grant and one thirty-sixth of the remaining unvested shares vesting each month thereafter. Additionally, at each successive annual stockholder meeting, each non-employee director who has previously served at least six consecutive months prior thereto (including our current non-employee directors) receive an option to purchase 20,000 shares of our Common Stock. The shares subject to the additional options granted to non-employee directors vest over a three year period following the date of grant with one quarter of the total number of shares subject to the options vesting on the date of grant and one thirty-sixth of the remaining unvested shares vesting each month thereafter. The vesting of the options granted to our non-employee directors under the Director Plan will automatically accelerate upon a change of control of the Company. All options automatically granted to directors under the Director Plan have an exercise price per share equal to the market price of our Common Stock on the date of grant and a ten year term, but generally terminate within a specified time, as defined in the Director Plan, following the date the option holder ceases to be a director or consultant of the Company.

     Employee directors, including Mr. Jenab, are eligible to receive discretionary grants under our 1998 Stock Plan (the “1998 Plan”). Non-employee directors are also eligible to participate in the 1998 Plan.

     We also maintain directors and officers indemnification insurance coverage which covers directors and officers individually where exposures exist other than those for which we are able to provide direct or indirect indemnification.

Board Meetings and Committees

     Our Board of Directors held a total of eight (8) meetings during Fiscal Year 2006. With the exception of Carl Redfield, who attended 62.5% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which he served, no director serving throughout Fiscal Year 2006 attended fewer than 75% of the aggregate of all meetings of the Board of Directors and the committees of the Board upon which such director served.

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Audit Committee consists of Messrs. Neumeister, Gupta and Redfield. Our Board has determined that Mr. Neumeister is an independent director and qualifies as the “audit committee financial expert” as that term is defined in Item 401(h) of Regulation S-K of the Exchange Act. The Audit Committee reviews our internal accounting procedures and consults with, reviews the services provided by and selects our independent registered public accountants. In particular, the Audit Committee is responsible for overseeing the engagement, independence, and services of our independent auditors. The Audit Committee also serves to: (i) act as an independent and objective party to monitor our financial reporting process and internal control system; (ii) review and appraise the audit efforts of our independent auditors; (iii) evaluate our quarterly financial performance as well as our compliance with laws and regulations; (iv) oversee management’s establishment and enforcement of financial policies and business practices; and (v) provide an open avenue of communication among the independent auditors, financial and senior management, counsel and the Board of Directors. The Audit Committee held seven (7) meetings during Fiscal Year 2006.

     The Compensation Committee consists of Messrs. Anker, Boisvert and Wright, each of whom is “independent,” as such term is defined by the listing standards of The Nasdaq Stock Market. The Compensation Committee reviews and recommends to the Board of Directors the salaries, incentive compensation and benefits of our officers and employees and administers our stock plans and employee benefit plans. The Compensation Committee held five (5) meetings during Fiscal Year 2006.

     The Nominating Committee consists of Messrs. Anker, Gupta and Redfield, each of whom is “independent,” as such term is defined by the listing standards of The Nasdaq Stock Market. The Nominating Committee identifies and evaluates qualified individuals who may become directors, determines the composition of the Board of Directors and its committees and monitors the process to assess the Board of Director’s effectiveness. The consideration of any candidate for director will be based on the Nominating Committee’s assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. While the Nominating Committee has not established specific minimum qualifications for director candidates, the independent directors believe that candidates and nominees should reflect a Board that is predominately independent and that is comprised of directors who (1) are of high integrity, (2) have broad, business-related knowledge and experience, (3) have qualifications that will increase overall Board effectiveness and (4) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. The Nominating Committee held one (1) meeting during Fiscal Year 2006.

     The Nominating Committee considers nominees proposed by a number of sources, including management and stockholders. To recommend a prospective nominee for the Nominating Committee’s consideration, stockholders should submit the candidate’s name and contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and VA Software Corporation within the last three years and evidence of the nominating person’s ownership of VA Software Corporation Common Stock to the Company’s Corporate General Counsel in writing at the following address: 46939 Bayside Parkway, Fremont, CA 94538.

Compensation Committee Interlocks and Insider Participation

     Our Board of Directors established the Compensation Committee in October 1999. Prior to establishing the Compensation Committee, our Board of Directors as a whole performed the functions delegated to the Compensation Committee. No member of our Compensation Committee has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Since the formation of our Compensation Committee, none of its members has been our officer or employee.

Statement on Corporate Governance

     We regularly monitor developments in the area of corporate governance. We continue to study the federal laws affecting corporate governance, including the Sarbanes-Oxley Act of 2002, as well as rules proposed and promulgated by the SEC and the National Association of Securities Dealers. We will comply with all applicable new rules and will implement other corporate governance “best practices” as we deem appropriate. We believe that we already have procedures in place to safeguard our stockholders’ interests, including the following:

Board of Directors

     Our Board is composed of seven non-employee directors and one employee director, our President and Chief Executive Officer. The non-employee members of our Board hold regular executive sessions.

     Committees. Our Compensation, Nominating and Audit Committees are comprised solely of independent directors as determined pursuant to the listing requirements of The Nasdaq Stock Market. Each committee reviews its mandate as legislative and regulatory developments and business circumstances warrant. After re-examining and revising its charter early in fiscal year ending July 31, 2003 (“Fiscal Year 2003”), the Audit Committee re-examined its charter once again in Fiscal Year 2006 but determined that no changes were necessary. Charters for each of the Committees of our Board of Directors are available on our Web site at http://www.vasoftware.com/company/index.php.

     Independence of the Board of Directors. The Board of Directors has determined that, with the exception of Mr. Jenab, who is the President and Chief Executive Officer of the Company, all of its members are “independent directors” as defined in the listing standards of The Nasdaq Stock Market.

     Contacting the Board of Directors. Any stockholder who desires to contact our Chairman of the Board of Directors or the other members of our Board of Directors may do so electronically by sending an email to the following address: ir@vasoftware.com. Alternatively, a stockholder can contact our Chairman of the Board of Directors or the other members of the Board of Directors by writing to: Board of Directors, c/o Chairman of the Board of Directors, VA Software Corporation, 46939 Bayside Parkway, Fremont, CA 94538. Communications received electronically or in writing will be reviewed by the Company’s General Counsel and distributed to the Chairman of the Board of Directors or the other members of the Board of Directors as appropriate, depending on the facts and circumstances outlined in the communication received.

     Attendance at Annual Stockholder Meetings by the Board of Directors. The Company has not adopted a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meeting of stockholders. The Company’s informal policy is that it encourages, but does not require, directors to attend. Mr. Jenab attended the Company’s 2005 Annual Meeting of Stockholders; the other members of the Board of Directors did not attend.

Employee Matters

     In October 2002, we adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which has been executed by all of the Company’s employees and directors. Our Code of Conduct is available on our Web site at http://www.vasoftware.com/company/index.php.

     We require all employees and directors to adhere to the Code of Conduct in addressing the legal and ethical issues encountered in conducting their work. Employees and directors are required to report to our General Counsel any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct.

     In accordance with the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder by the SEC, the Audit Committee has established procedures to receive, retain and treat complaints received by us or the Audit Committee regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. We are monitoring developments in this field and, if necessary or appropriate, will adopt new procedures consistent with new legislation or regulations.

Other Matters

     Disclosure. We have established a disclosure committee comprised of certain senior executives and managers to specify, coordinate and oversee the review procedures that we use each quarter to prepare our periodic SEC filings.

     Equity Plans. Our standard practice is to obtain stockholder approval before implementing equity compensation plans.

____________________

PROPOSAL ONE

THE BOARD OF DIRECTORS
RECOMMENDS THAT STOCKHOLDERS VOTE
FOR THE CLASS I NOMINEES LISTED ABOVE.

____________________

PROPOSAL TWO

TO RATIFY THE APPOINTMENT OF STONEFIELD JOSEPHSON, INC.
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING JULY 31, 2007

     Our Audit Committee has selected Stonefield Josephson, Inc. (“Stonefield Josephson”), an independent registered public accounting firm, to audit our financial statements for Fiscal Year 2007, and based on this selection, our Board of Directors has unanimously recommended that stockholders vote for ratification of such appointment. Although action by stockholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by our stockholders. Stonefield Josephson was also selected by our Audit Committee to audit our financial statements for Fiscal Year 2006. Notwithstanding the selection or a ratification, the Audit Committee, in its discretion, may direct the appointment of new independent registered public accountants at any time during the fiscal year, if the Audit Committee determines that such a change would be in our best interest and the interest of our stockholders. In the event of a negative vote or ratification, the Audit Committee may reconsider its selection.

Resignation of BDO Seidman, LLP after Fiscal Year 2005

     On September 23, 2005, BDO Seidman, LLP (“BDO”), the Company’s previous independent registered public accounting firm notified the Audit Committee of the Board of Directors that it would decline to stand for re-election as the Company’s independent registered public accounting firm. BDO agreed to continue to serve as the Company’s independent registered public accounting firm relative to the Company’s financial statements for the fiscal year ended July 31, 2005 (“Fiscal Year 2005”) in order to facilitate a transition to a successor firm of independent accountants. The Audit Committee did not recommend or approve BDO’s decision to decline to stand for re-election. The effective date of BDO’s resignation was October 31, 2005, after completion of BDO’s audit of the Company’s financial statements for the Fiscal Year 2005.

     During the fiscal years ended July 31, 2004 (“Fiscal Year 2004”) and July 31, 2005, there were no disagreements between us and BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to BDO’s satisfaction, would have caused BDO to make a reference to the subject matter of the disagreement in connection with its reports. The audit reports of BDO on our consolidated financial statements as of and for Fiscal Years 2004 and 2005 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

     During its review of the Company’s interim financial statements for the fiscal third quarter ended April 30, 2005, a disagreement arose between the Company and BDO regarding the application of accounting principles, which disagreement ultimately was resolved to BDO’s satisfaction. The disagreement concerned the accounting for one of the Company’s volume-based sales incentive programs, specifically, whether the Company had developed sufficient historical experience to begin calculating the amount of the accrued liability pertaining to such programs based on estimated future expiration rates versus continuing to calculate the liability based on actual expirations. The Audit Committee discussed this disagreement with BDO. The Company authorized BDO to respond fully to the inquiries of the successor independent accountant concerning the subject matter of this disagreement.

     During Fiscal Years 2004 and 2005, we did not consult with Stonefield Josephson, Inc. regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Attendance at the Annual Meeting

     The Board of Directors expects that representatives of Stonefield Josephson will be present at the Meeting, afforded the opportunity to make a statement if they desire to do so and available to respond to appropriate questions from stockholders.

Accounting Fees

     The following table shows the fees paid or accrued by the Company for the audit and other services provided by Stonefield Josephson, Inc. for Fiscal Year 2006 and BDO for Fiscal Year 2005.

Stonefield Josephson Fees	Fiscal Year 2006
Audit Fees(1)	$257,566
Audit-related Fees(2)	$175,000
Tax Fees(3)	$0
All Other Fees(4)	$0
Total Stonefield Josephson Fees	$432,566

BDO Fees	Fiscal Year 2005
Audit Fees(1)	$607,782
Audit-related Fees(2)	$10,500
Tax Fees(3)	$51,900
All Other Fees(4)	$0
Total BDO Fees	$670,182
____________________

1.	“Audit fees” includes fees for professional services principally related to the integrated audits of the Company’s annual and quarterly financial statements and internal control over financial reporting, consultation on matters that arise during a review or audit, reviews of SEC filings and statutory audit fees.

2.	“Audit related fees” includes fees which are for assurance and related services other than those included in Audit fees.

3.	“Tax fees” includes fees for tax compliance, tax-related services and advice.

4.	“All other fees” includes fees for all other non-audit services, including, but not limited to, publications and consulting services on special projects.

Pre-approval Policies and Procedures

     The Audit Committee has adopted a policy regarding non-audit services provided by Stonefield Josephson, our independent registered public accounting firm. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services are permitted but limited in proportion to the audit fees paid. Third, the Chairman of the Audit Committee pre-approves, with subsequent ratification by the Audit Committee, non-audit services not specifically permitted under this policy and the full Audit Committee reviews the annual plan and any subsequent engagements. Thus, all of the services described above under audit-related fees, tax fees and all other fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

Independence Assessment by Audit Committee

     The Company’s Audit Committee considered and determined that the provision of the services provided by Stonefield Josephson as set forth herein are compatible with maintaining Stonefield Josephson’s independence.

Vote Required

     If a quorum is present and voting, the affirmative vote of the Votes Cast is needed to ratify the appointment of Stonefield Josephson as the Company’s independent registered public accounting firm, to audit the consolidated financial statements of the Company for our Fiscal Year 2007.

THE BOARD OF DIRECTORS RECOMMENDS THAT
STOCKHOLDERS VOTE FOR RATIFICATION OF
THE APPOINTMENT OF STONEFIELD JOSEPHSON, INC. AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2007.
_____________________

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation paid or accrued during Fiscal Years 2006, 2005 and 2004 to: (i) our Chief Executive Officer during Fiscal Year 2006, (ii) each of our three other most highly compensated executive officers whose annual compensation exceeded $100,000 for Fiscal Year 2006, and (iii) two additional individuals for whom disclosure is necessary under item (ii) above, but who are no longer serving as executive officers of the Company.

						Long-Term
			Annual Compensation			Compensation Awards
	Fiscal					Securities	All Other
Name and Principal Positions	Year		Salary	Bonus		Underlying Options	Compensation
Ali Jenab	2006		$420,000	$202,747		—	—
Chief Executive Officer,	2005		$420,000	$27,769		—	—
President and Director	2004		$433,847	$135,487	(1)	812,500	—

Patricia S. Morris	2006	(2)	$17,308	—		—	—
Senior Vice President and	2005		—	—		—	—
Chief Financial Officer	2004		—	—		—	—

Richard J. Marino, Jr.	2006	(3)	$55,000	—		—	—
Group President, OSTG, Inc.	2005		—	—		—	—
	2004		—	—		—	—

Darryll E. Dewan	2006		$318,654	$125,646		—	$26,915
Group President, SourceForge	2005		$250,000	$12,500		—	$119,641	(4)
Enterprise Software	2004		$192,308	—		900,000	$60,280	(4)

Kathleen R. McElwee	2006	(5)	$207,261	$108,614		—	—
Former Senior Vice President	2005		$225,000	$14,876		—	—
and Chief Financial Officer	2004		$230,769	$70,139	(5)	375,000	—

Colin Bodell	2006	(6)	$198,033	$83,546		—	—
Former Senior Vice President	2005		$260,000	$11,460		—	—
and Chief Technology Officer	2004		$268,847	$73,880	(6)	375,000	—
____________________

(1)	In September 2003, Mr. Jenab was paid $68,400 of the $135,487 amount listed under Fiscal Year 2004 Bonus for his attainment of Compensation Committee-established Fiscal Year 2003 performance criteria. In September 2005, Mr. Jenab was paid $31,185 of the $202,747 amount listed under Fiscal Year 2006 Bonus for his attainment of Compensation Committee-established Fiscal Year 2005 performance criteria.

(2)	Ms. Morris joined the Company on July 5, 2006 and thus only served as an employee of the Company for less than one month during Fiscal Year 2006.

(3)	Mr. Marino joined the Company on May 15, 2006 and thus only served as an employee of the Company for two and one-half months during Fiscal Year 2006.

(4)	Pursuant to a Fiscal Year 2005 compensation agreement we entered into with Mr. Dewan in September 2004, we paid Mr. Dewan $119,641 in commission payments during Fiscal Year 2005 and $26,915 in September 2005. Pursuant to a Fiscal Year 2004 compensation agreement we entered into with Mr. Dewan at the commencement of his employment with the Company in October 2003, we paid Mr. Dewan $60,280 in commission payments.

(5)	In September 2003, Ms. McElwee was paid $34,200 of the $70,139 amount listed under Fiscal Year 2004 Bonus for her attainment of Compensation Committee-established Fiscal Year 2003 performance criteria. In September 2005, Ms. McElwee was paid $16,706 of the $108,614 amount listed under Fiscal Year 2006 Bonus for her attainment of Compensation Committee-established Fiscal Year 2005 performance criteria. In June 2006, Ms. McElwee resigned her position as an executive officer of the Company, and terminated her employment with the Company.

(6)	In September 2003, Mr. Bodell was paid $42,750 of the $73,880 amount listed under Fiscal Year 2004 Bonus for his attainment of Compensation Committee-established Fiscal Year 2003 performance criteria. In September 2005, Mr. Bodell was paid $19,305 of the $83,546 amount listed under Fiscal Year 2006 Bonus for his attainment of Compensation Committee-established Fiscal Year 2005 performance criteria. In April 2006, Mr. Bodell resigned his position as an executive officer of the Company, and terminated his employment with the Company.

Option Grants in Last Fiscal Year

     The following table sets forth information concerning grants of stock options to each of the executive officers named in our compensation table above during Fiscal Year 2006. All options granted to these executive officers in the last fiscal year were granted under our 1998 Stock Plan. The grants of stock options set forth below are subject to change of control and separation provisions described hereinafter in the section entitled “Change of Control and Severance Agreements.” The percent of the total options set forth below is based on an aggregate of 1,762,000 options granted to employees during Fiscal Year 2006. All options were granted at the then fair market value as determined by our Board of Directors on the date of grant.

     Potential realizable value represents hypothetical gains that could be achieved for the options if exercised at the end of the option term assuming that the fair market value of the Common Stock on the date of grant appreciates at 5% and 10% annual rates over the option term (ten years) and that the option is exercised and sold on the last day of its option term for the appreciated stock price. The assumed 5% and 10% annual rates of stock price appreciation are provided in accordance with rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future Common Stock price. The calculation includes the difference, if any, between the fair market value on the date of grant and the exercise price for such options. Actual gains, if any, on stock option exercises will depend on the future performance of our Common Stock.

	Individual Grants
		% of Total			Potential Realizable
	Number of	Options			Value at Assumed
	Securities	Granted to			Annual Rates of
	Underlying	Employees	Exercise		Stock Price Appreciation
	Options	During	Price	Expiration	for Option Term
Name	Granted	Fiscal Year	Per Share	Date	5%	10%
Ali Jenab	—	0%	—	—	—	—
Patricia S. Morris	400,000	22.7%	4.12	7/5/2016	$784,869	$1,989,013
Richard J. Marino, Jr.	500,000	28.4%	4.74	5/15/2016	$1,238,923	$3,139,674
Darryll E. Dewan	—	0%	—	—	—	—
Kathleen R. McElwee	—	0%	—	—	—	—
Colin Bodell	—	0%	—	—	—	—

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

     The following table sets forth information concerning option exercises in Fiscal Year 2006 and exercisable and unexercisable stock options held by our executive officers named in the summary compensation table at July 31, 2006. The value of unexercised in-the-money options is based on a value of $3.97 per share, the fair market value of our Common Stock as of Monday, July 31, 2006, the last trading day of Fiscal Year 2006, less the actual per share exercise prices, multiplied by the number of shares underlying the option. All options were granted under our 1998 Stock Plan.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values
Under Our 1998 Stock Plan
			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired	Value	Options at July 31, 2006		at July 31, 2006(1)
Name	on Exercise	Realized	Exercisable	Unexercisable(2)	Exercisable	Unexercisable(2)
Ali Jenab	184,700	$606,391	2,520,716	20,834	$4,125,692	$56,252
Patricia S. Morris	—	—	—	400,000	—	—
Richard J. Marino, Jr.	—	—	—	500,000	—	—
Darryll E. Dewan	86,817	$152,066	813,183	—	$423,038	—
Kathleen R. McElwee	677,084	$1,021,284	—	—	—	—
Colin Bodell	597,617	$1,331,387	—	—	—	—
____________________

(1)	Total value of vested options based on fair market value of Company’s Common Stock of $3.97 per share as of Monday, July 31, 2006.

(2)	The Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) became effective for the Company on August 1, 2005. SFAS 123R requires that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. On June 8, 2005, in response to SFAS 123R, the Board approved the acceleration of the vesting of all of the out-of-the-money, unvested stock options, except for options held by the Company’s non-employee directors. An option was considered out-of-the-money if the stated option exercise price was greater than $1.68, the NASDAQ Official Closing Price of the Company’s Common Stock on June 7, 2005, the last trading day before the Board approved the acceleration in accordance with the Compensation Committee’s recommendation. As a result of the Board’s decision to accelerate the vesting of all of the out-of-the-money, unvested stock options, except for options held by the Company’s non-employee directors, options held by the Company’s executive officers to purchase approximately 2,145,473 shares of the Company’s Common Stock became immediately exercisable as of June 8, 2005.

Change of Control and Severance Agreements

     On February 27, 2001, the Compensation Committee authorized and directed management to amend the employment letters of our President and then-serving Vice Presidents to add change of control and termination of employment provisions. On September 10, 2003, the Compensation Committee authorized and directed management to amend the employment letter of the Company’s General Counsel, James Jay Seirmarco, to add change of control and termination of employment provisions.

     If we elect to terminate Mr. Jenab’s employment at any time for any reason not deemed by us to be for “cause” as determined under the agreement, Mr. Jenab will be entitled to receive compensation equal to twelve (12) months of his annual base salary and bonus and twelve (12) months of accelerated vesting. Mr. Jenab may, at any time during a twelve (12) month extended exercise period, exercise his options with respect to shares that have accelerated pursuant to a termination not deemed for cause. The awarding of these benefits will be contingent, however, upon Mr. Jenab entering into a separation and release of claims agreement prepared by us.

     If we elect to terminate Mr. Dewan’s or Mr. Seirmarco’s employment at any time for any reason not deemed by us to be for “cause”, as determined under the agreement such individual will be entitled to receive compensation equal to six (6) months of such individual’s annual base salary and six (6) months of accelerated vesting. Mr. Dewan or Mr. Seirmarco, as applicable, may, at any time during a six (6) month extended exercise period, exercise his options with respect to shares that have accelerated pursuant to a termination not deemed for cause. The awarding of these benefits will be contingent, however, upon Mr. Dewan or Mr. Seirmarco, as applicable, entering into a separation and release of claims agreement prepared by us.

     In the event of a change of control, Mr. Jenab will receive an additional twelve (12) months of vesting and Ms. Morris, Mr. Marino, Jr., Mr. Dewan and Mr. Seirmarco will receive an additional six (6) months of vesting.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

     The information contained in this report shall not be deemed to be “soliciting material” or “ filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

     The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation earned by our executive officers during Fiscal Year 2006. Some compensation amounts earned by our executive officers during Fiscal Year 2006 were paid during Fiscal Year 2007. Actual compensation paid during Fiscal Year 2006 to the named executive officers is shown in the Summary Compensation Table above.

Introduction

     The Compensation Committee of the Board of Directors establishes our general compensation policies, and establishes the compensation plans and specific compensation levels for executive officers. The Compensation Committee strives to ensure that our executive compensation programs will enable us to attract and retain key people and motivate them to achieve or exceed certain of our key objectives by making individual compensation directly dependent on our achievement of certain financial goals, such as profitability and asset management, and by providing rewards for exceeding those goals.

Compensation Programs

     Base Salary. The Compensation Committee establishes base salaries for executive officers. Base salary increases vary according to individual contributions to our success and are targeted to be aligned with median base salary increases, if any, for similarly-situated executives as set forth in “The High-Tech Global Compensation Survey: Executive Functional Area,” provided by Culpepper and Associates, Inc. (“Culpepper”), to which the Company subscribes. Culpepper provides the Compensation Committee with up-to-date, verified data for executive positions at comparable companies based on revenue, geographic location and industry sector. For Fiscal Year 2006, in addition to utilizing Culpepper data, the Compensation Committee engaged J. Richard & Co., a consulting company specializing in executive officer and director compensation. For Fiscal Year 2006, the Compensation Committee increased Mr. Dewan’s base salary on August 8, 2005 from two hundred fifty thousand dollars ($250,000) per year to three hundred twenty thousand dollars ($320,000) per year, increased Ms. McElwee’s base salary on April 18, 2006 from two hundred twenty five thousand dollars ($225,000) to two hundred sixty thousand dollars ($260,000), and left base salaries for other executive officers unchanged from Fiscal Year 2005.

     Bonuses. For Fiscal Year 2006, the Compensation Committee established a named executive officer bonus plan, whereby the Compensation Committee evaluated each executive officer individually to determine bonuses, if any, based on performance criteria given to each executive officer at the commencement of each fiscal quarter. These criteria included milestones aligned with our financial performance. In December 2005, March 2006, May 2006 and September 2006, the Compensation Committee granted Mr. Dewan quarterly bonuses of $21,794, $52,720, $51,132, and $47,224, respectively, in accordance with Compensation Committee-established Fiscal Year 2006 quarterly performance criteria. In December 2005, March 2006, and May 2006, the Compensation Committee granted Ms. McElwee quarterly bonuses of $18,637, $36,956, and $36,315, respectively, in accordance with Compensation Committee-established Fiscal Year 2006 quarterly performance criteria. In December 2005 and March 2006, the Compensation Committee granted Mr. Bodell quarterly bonuses of $21,536 and $42,705, respectively, in accordance with Compensation Committee-established Fiscal Year 2006 quarterly performance criteria. In September 2006, the Compensation Committee granted Mr. Marino a quarterly bonus of $34,032, in accordance with Compensation Committee-established Fiscal Year 2006 fourth quarter performance criteria. In September 2006, the Compensation Committee granted Ms. Morris a quarterly bonus of $11,334, in accordance with Compensation Committee-established Fiscal Year 2006 fourth quarter performance criteria.

     For Fiscal Year 2007, the Compensation Committee has adopted a named executive officer bonus plan designed to evaluate each executive officer individually to determine quarterly bonuses, if any, based on performance criteria given to each executive officer at the commencement of each quarter.

     Stock Options. The Compensation Committee believes that stock options provide additional incentive to employees to work towards maximizing stockholder value. The Compensation Committee views stock options as an important component of our long-term, performance-based compensation philosophy. These options are provided through initial grants at or near the date of hire and through subsequent periodic grants. We generally grant options that become exercisable over a four year period as a means of encouraging executives and other employees to remain with us and to promote our success. Options granted to our executive officers and other employees have exercise prices equal to the fair market value at the time of grant. This approach is designed to focus executives on the enhancement of stockholder value over the long term and encourage equity ownership in the Company. Options vest and become exercisable at such time as determined by the Board. The initial option grant is designed to be competitive with those of comparable companies for the level of the job that the executive holds and motivate the executive to make the kind of decisions and implement strategies and programs that will contribute to an increase in our stock price over time. Periodic additional stock options within the comparable range for the job are granted to reflect the executives’ ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed our financial goals.

     Restricted Stock. In response to SFAS 123R, on August 31, 2006, the Compensation Committee approved a form of Restricted Stock Purchase Agreement (the “Restricted Stock Purchase Agreement”) for use when restricted stock purchase rights (“Restricted Stock Purchase Rights”) are granted under the Company’s Amended and Restated 1998 Stock Plan (the “Plan”). Awards of Restricted Stock Purchase Rights provide grantees with the right to purchase shares of the Company’s common stock.  Because Restricted Stock Purchase Rights often allow grantees to purchase shares of the Company’s Common Stock for significantly less than the fair market value on the date of grant, the Compensation Committee typically grants Restricted Stock Purchase Rights that allow the grantee to acquire fewer shares than might otherwise be the case if the grantee had been granted a stock option.  The Compensation Committee believes that, in light of the accounting implications of SFAS 123R, the incentives created as a result of stock ownership by the Company’s employees and the reduced dilution resulting from the issuance of fewer shares to grantees, restricted stock grants are an important component of our long-term, performance-based compensation philosophy. This approach is designed to focus executives on the enhancement of stockholder value over the long term and encourage equity ownership in the Company. Restricted stock grants vest and become exercisable at such time as determined by the Board. Restricted stock grants are designed to be competitive with those of comparable companies for the level of the job that the executive holds and motivate the executive to make the kind of decisions and implement strategies and programs that will contribute to an increase in our stock price over time. Restricted stock grants within the comparable range for the job are granted to reflect the executive’s ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed our financial goals. The form of Restricted Stock Purchase Agreement provides for the sale of shares of the Company’s Common Stock to the grantee at a per share purchase price to be determined by the Company’s Board of Directors, as administrator of the Plan, which shall be paid by the grantee to Company in cash, by check, or a combination thereof. In addition, the form of Restricted Stock Purchase Agreement provides the Company with the right to repurchase the shares of Common Stock purchased by the grantee thereunder (the “Repurchase Option”) in the event that the grantee ceases to be a service provider to the Company before all of the shares are released from the Repurchase Option. The schedule for the release of the shares of Common Stock purchased pursuant to the Restricted Stock Purchase Agreement from the Repurchase Option is determined by the Company’s Board of Directors, as administrator of the Plan, on a case-by-case basis each time that the Company’s Board of Directors grants a restricted stock purchase right to a service provider under the Plan. The form of Restricted Stock Purchase Agreement also contains escrow provisions, pursuant to which the Company and the grantee agree to deposit the shares of Common Stock purchased under the Restricted Stock Purchase Agreement with an escrow holder designated by the Company, to be held in escrow until such shares of Common Stock are released from the Repurchase Option. Pursuant to the terms of the form of Restricted Stock Purchase Agreement, the Company’s Board of Directors, as administrator of the Plan, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit the grantee to satisfy its tax withholding obligations relating to the Restricted Stock Purchase Agreement, in whole or in part by one or more of the following (without limitation): (a) paying cash, (b) electing to have the Company withhold otherwise deliverable shares having a fair market value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned shares having a fair market value equal to the amount required to be withheld, or (d) selling a sufficient number of such shares otherwise deliverable to grantee through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.

     Other Compensation Programs. In addition to the foregoing, officers participate in compensation plans available to all employees, such as participation in our 401(k) retirement plan. We do not make matching contributions to the 401(k).

Compensation Limitations

     We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers. Under Section 162(m) of the Internal Revenue Code, adopted in August 1993, and regulations adopted thereunder by the Internal Revenue Service, publicly-held companies may be precluded from deducting certain compensation paid to an executive officer in excess of $1 million in a year. The regulations exclude from this limit performance-based compensation and stock options provided certain requirements, such as stockholder approval, are satisfied. The Compensation Committee has decided that it is not appropriate at this time to take any actions that would disqualify the Company’s stock option plan and executive annual cash bonus plans from deduction.

Compensation for the Chief Executive Officer

     Ali Jenab is our Chief Executive Officer, President and a member of our Board of Directors. The Compensation Committee’s criteria for determining Mr. Jenab’s compensation are driven by several factors: the competitive marketplace (utilizing the Culpepper data and median target described above under the heading Compensation Programs, Base Salary), our position in the rapidly evolving technology sector in which we operate, his relative ownership interest in the Company and, most importantly, his performance and the performance of the Company.

     In December 2005, March 2006, May 2006 and September 2006, the Compensation Committee granted Mr. Jenab quarterly bonuses of $34,789, $68,985, $67,788, and $63,137, respectively, in accordance with Compensation Committee-established Fiscal Year 2006 quarterly performance criteria. The Compensation Committee believes that Mr. Jenab performed well throughout Fiscal Year 2006, providing valuable assistance and leadership as we grew our online and application software businesses.

     In determining Mr. Jenab’s Fiscal Year 2006 salary, bonus and option grant, the Compensation Committee considered the same criteria, set forth above, it used to evaluate the other executive officers, as well as his contribution to the execution of our strategic plan. For Fiscal Year 2007, based on the same methodology, the Compensation Committee has determined to leave Mr. Jenab’s base salary unchanged from Fiscal Year 2006.

Conclusion

     All aspects of the Company’s executive compensation are subject to change at the discretion of the Compensation Committee in reaction to and in recognition of the rapidly changing circumstances of the current marketplace. The Compensation Committee will monitor our executive compensation on an ongoing basis to ensure that it continues to support a performance-oriented environment and remains properly integrated with our annual and long-term strategic objectives.

Respectfully Submitted By:

MEMBERS OF THE COMPENSATION COMMITTEE

Andre Boisvert, Chairman
Andrew Anker
David B. Wright

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

     The information contained in this report shall not be deemed to be “soliciting material” or “ filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

     The Audit Committee is comprised solely of independent directors, as defined in the Marketplace Rules of the NASDAQ Stock Market, and operates under a written charter adopted by the Board of Directors (which was attached as Appendix A to the Fiscal Year 2005 Proxy Statement). As described more fully in its charter, the purpose of the Audit Committee is to oversee our accounting and financial reporting processes and audits of our financial statements; approve the hiring and firing of the independent auditors; assist the Board of Directors in oversight and monitoring of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) our internal accounting and financial controls; prepare the report that the rules of the SEC require to be included in our annual proxy statement; provide the Board with the results of its monitoring and recommendations derived therefrom; and provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board of Directors.

     Our management has primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the consolidated financial statements in the Annual Report on Form 10-K for Fiscal Year 2006 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

Review of Our Audited Financial Statements for Fiscal Year 2006

     The Audit Committee discussed with Stonefield Josephson, our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the audited financial statements in the Annual Report of Form 10-K for Fiscal Year 2006 with accounting principles generally accepted in the United States, Stonefield Josephson’s judgments as to the quality, not just the acceptability, of our accounting policies and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, (Communication with Audit Committees). The Audit Committee has received the written disclosures and the letter from Stonefield Josephson required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees) and has discussed with Stonefield Josephson its independence.

     The Audit Committee discussed with Stonefield Josephson the overall scope and plans for the audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held seven (7) meetings during Fiscal Year 2006.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended, and the Board of Directors approved, including the audited financial statements in the Annual Report on Form 10-K for Fiscal Year 2006 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to stockholder ratification, the selection of Stonefield Josephson as our independent registered public accounting firm for Fiscal Year 2007.

Respectfully Submitted By:

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Neumeister, Jr., Chairman
Ram Gupta
Carl Redfield

Performance Graph

     Set forth below is a line graph comparing the percentage change in the cumulative return to the stockholders of our Common Stock with the cumulative return of the NASDAQ Stock Market (U.S.) Index and the Standard & Poors (“S&P”) Application Software Index for the period commencing July 31, 2001 and ending on July 31, 2006. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG VA SOFTWARE CORPORATION,
THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P APPLICATION SOFTWARE INDEX
*	The graph assumes that $100 was invested on July 31, 2001, in our Common Stock, at the closing price of $3.97 per share, and $100 was invested on July 31, 2001, in the NASDAQ Stock Market (U.S.) Index and the S&P Application Software Index, and that all dividends were reinvested. We have not declared or paid any dividends on our Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

CUMULATIVE TOTAL RETURN AT PERIOD ENDED

	7/31/01	7/31/02	7/31/03	7/31/04	7/31/05	7/31/06
VA Software Corporation	100.00	32.58	85.07	87.78	77.83	179.64
NASDAQ Stock Market (U.S.) Index	100.00	67.58	88.28	96.20	111.59	107.16
S&P Application Software Index	100.00	45.08	51.39	53.86	73.40	73.48

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”). Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during Fiscal Year 2006, with the exception of the late filings resulting from the administrative error set forth below, all of our executive officers, directors and ten-percent stockholders complied with all applicable filing requirements. However, in December 2005, our directors David B. Wright, Carl Redfield, Larry M. Augustin, Andre Boisvert, Andrew Anker, Robert M. Neumeister, Jr., and Ram Gupta each inadvertently failed to timely report acquisitions of 20,000 shares of our Common Stock to each individual on December 7, 2005 due to an administrative error. On January 20, 2006, each director filed a SEC Form 4 (Statement of Changes in Beneficial Ownership) rectifying the inadvertent omission.

RELATED PARTY TRANSACTIONS

     In October 2002, we adopted our Code of Conduct, which governs, among other things, related-party transactions. Under our Code of Conduct, related party transactions are disfavored and are therefore avoided wherever possible. Nonetheless, if a related-party transaction with a non-executive officer or non-director is deemed “unavoidable,” such proposed transaction must first be fully disclosed to the Company’s Chief Financial Officer (“CFO”). If the CFO determines that the proposed related-party transaction is material to the Company, then the transaction must be reviewed and approved in writing by the Company’s Audit Committee in advance of consummating the proposed transaction. In addition, any proposed related-party transaction involving a director or executive officer of the Company must be reviewed and approved in writing in advance by the disinterested members of the Company’s Audit Committee.

     In our last fiscal year, there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) compensation agreements and other arrangements, which are described under “Change of Control and Severance Agreements” and (2) as described below.

Indemnification Agreements

     The Company has entered into indemnification agreements with each of its directors and officers. Such indemnification agreements will require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

OTHER MATTERS

     The Company knows of no other matters to be submitted to the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form Proxy to vote the shares they represent as the Board of Directors may recommend.

THE BOARD OF DIRECTORS

Dated: October 30, 2006

46939 BAYSIDE PARKWAY FREMONT, CA 94538
VOTE BY INTERNET -www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on December 5, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by VA Software Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, on December 5, 2006. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to VA Software Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
Attend the Company’s Annual Meeting of Stockholders on December 6, 2006 at 9:00 a.m., local time, at VA Software Corporation corporate headquarters located at 46939 Bayside Parkway, Fremont, CA 94538, and vote in person at the meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	VASTW1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
VA SOFTWARE CORPORATION

The Board recommends a vote “FOR” all Nominees for Director and “FOR” Proposal 2.

Vote On Directors

1.	To elect two (2) Class I directors to serve for a three year term and until their successors are duly elected and qualified (Proposal One);

	01)	Ali Jenab	02)	Ram Gupta

For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and clearly write the nominee's number on the line below.

☐	☐	☐
Vote On Proposal		For	Against	Abstain

2.	To ratify the appointment of Stonefield Josephson, Inc. as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2007 (Proposal Two).	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other matters which may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Proxy. Only stockholders of record at the close of business on October 9, 2006 are entitled to notice of and to vote at the meeting.

Sincerely, Jay Seirmarco Secretary
Fremont, California October 30, 2006

For address changes and/or comments, please check this box and write them on the back where indicated.			☐	Please sign exactly as your name appears on the stock certificate(s), date and return this Proxy promptly in the reply envelope provided or vote by Internet or by telephone. Please correct your address (on reverse side) before returning this Proxy. If shares are held by joint tenants or as community property, both should sign. If you are signing as attorney, executor, administrator, trustee or guardian or if you are signing in another fiduciary capacity, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in partnership name by authorized person.

	Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

VA SOFTWARE CORPORATION

This Proxy is solicited on behalf of the Board of Directors

2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held December 6, 2006

YOUR VOTE IS IMPORTANT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Company, on behalf of the Board of Directors, for the 2006 Annual Meeting of Stockholders. The Proxy Statement and the related proxy form are being distributed on or about October 30, 2006. You can vote the shares using one of the following methods:

·	Vote through the Internet at the website shown on the proxy card;

·	Vote by telephone using the toll-free number shown on the proxy card;

·	Vote by mail by completing and returning a written proxy card; or

·	Attend the Company's 2006 Annual Meeting of Stockholders and vote in person.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on December 5, 2006. Internet and telephone voting are available 24 hours per day; if you vote via the Internet or telephone, you do not need to return a proxy card.

All stockholders are cordially invited to attend the meeting, however, to ensure your representation at the meeting, you are urged to vote via the Internet or telephone, or mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has voted via the Internet or telephone, or returned a proxy card.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 6, 2006

TO THE STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VA Software Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, December 6, 2006 at 9:00 a.m., local time, at the Company's corporate headquarters located at 46939 Bayside Parkway, Fremont, CA 94538, for the purposes stated on the reverse side of this proxy card.

The signatory on the reverse side of this proxy card (the “Signatory”), revoking all prior proxies, hereby appoints Ali Jenab and Patricia S. Morris, and each of them, as proxies and attorneys-in-fact (the “Proxies”), with full power of substitution, to represent and vote on the matters set forth in this proxy all shares of the common stock of the Company held or owned by or standing in the name of the Signatory on the Company’s books that the Signatory would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held on December 6, 2006, at 9:00 a.m. local time, at the Company's corporate headquarters located at 46939 Bayside Parkway, Fremont, CA 94538 and any continuation or adjournment thereof, with all powers the Signatory would possess if personally present at the meeting.

The Signatory hereby directs and authorizes said Proxies and each of them, or their substitute or substitutes, to vote as specified with respect to the proposals listed on the reverse side of this proxy card, or, if no specification is made, to vote in favor of the election of all director nominees listed herein and in favor of the ratification of the appointment of Stonefield Josephson, Inc. as the Company's independent registered public accounting firm. The Signatory hereby further confers upon said Proxies, and each of them, or their substitute or substitutes, discretionary authority to vote with respect to all other matters that may properly come before the Annual Meeting of Stockholders of the Company or any adjournment(s) or postponement(s) thereof.

The Signatory hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED HEREIN AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF STONEFIELD JOSEPHSON, INC. AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE	SEE REVERSE SIDE